Exhibit 3.1

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ORAGENICS, INC.

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ORAGENICS, INC.

(Document Number P96000091949)

Oragenics, Inc. (the “Corporation”), does hereby certify that the Corporation’s Articles of Incorporation originally filed with the Florida Department of State on November 6, 1996, as amended and restated on May 8, 2002, as further amended by that certain amendment filed October 28, 2009, are hereby further amended pursuant to Section 607.1006 of the Florida Business Corporation Act of the State of Florida.

The Corporation does hereby further certify that this amendment was duly adopted by the Corporation’s Board of Directors and by the shareholders of the Corporation in accordance with the applicable provisions of Section 607.0725 of the Florida Business Corporation Act of the State of Florida. The Corporation’s Board of Directors adopted this amendment on June 23, 2010 and recommended that this amendment be adopted by the Corporation’s shareholders. This amendment was adopted by the shareholders on August 25, 2010 and the number of votes cast for the amendment by the shareholders was sufficient for approval. This amendment shall become effective on September 24, 2010 at 5:00 p.m. (the “Effective Time”).

The Amended and Restated Articles of Incorporation of the Corporation, as amended, are amended as follows:

The first paragraph of Article II of the Amended and Restated Articles of Incorporation, as amended, shall be deleted in its entirety and replaced with the following:

“Capital Stock: The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is 35,000,000 shares, consisting of (i) 15,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and (ii) 20,000,000 shares of preferred stock, no par value (“Preferred Stock”).

At the Effective Time, each twenty (20) shares of the Corporation’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) (including the number of shares of common stock issuable upon exercise or conversion of all issued and outstanding, options, warrants and convertible securities of every kind, including all options, shares outstanding and authorized for issuance under the Corporation’s Amended and Restated 2002 Stock Incentive Plan, (as amended), will automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one (1) share of common stock, par value $0.001 per share (the “New Common Stock”) (and such combination and conversion, the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the Reverse Stock Split and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu thereof, the Corporation shall make a cash payment equal to the Market Value (as subsequently defined herein) of such fractional share of Common Stock to holders thereof who would otherwise be entitled to receive fractional shares, except for the provisions hereof, upon surrender of certificates representing those shares to the Corporation’s transfer agent. The ownership of such fractional interests shall not entitle the holder thereof to any voting, dividend or other right, except the right to receive payment therefor as described above. For the purposes hereof, “Market Value” of shares of Common Stock shall mean an amount per share equal to the closing price of the Common Stock on the business day immediately preceding the Effective Time as reported by the OTC Bulletin Board (or another exchange on which the Common Stock is then listed). Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional share interests of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional share interests of New Common Stock to which such holder may be entitled as set forth above.”

The remainder of the Amended and Restated Articles of Incorporation, as amended, shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned, the President of the Corporation, has executed these Articles of Amendment this 21st of September, 2010.

/s/ David Hirsch
David Hirsch, President